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                                                                    Exhibit 8(b)


                       [Palmer & Dodge Form of Opinion]


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                            , 1996




BayBanks, Inc.
175 Federal Street
Boston, MA  02110

Ladies and Gentlemen:

         This opinion is furnished to you pursuant to Section 7.1(f) of the Agreement and Plan of Merger dated as of December 12, 1995 (the "Agreement") among Bank of Boston Corporation, a Massachusetts corporation ("BKBC"), Boston Merger Corp., a Massachusetts corporation ("Sub") and BayBanks, Inc., a Massachusetts corporation ("BayBanks"). Pursuant to the Agreement, Sub, a newly incorporated direct wholly-owned subsidiary of BKBC, will merge with and into BayBanks in a transaction (the "Merger") in which the existing stockholders of BayBanks will receive common stock, par value [$2.25] per share, of BKBC ("BKBC Common Stock") in exchange for their issued and outstanding shares of Common Stock, par value $2.00 per share, of BayBanks ("BayBanks Common Stock"). You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement.

         For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Joint Proxy Statement-Prospectus dated March
   , 1996 included in the Registration Statement on Form S-4 filed by BKBC with the Securities and Exchange Commission in connection with the Merger
(Registration No.            ), and related documents (collectively, the
"Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purported to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

         As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents and in the certificates from BKBC, BayBanks, and Sub dated the date hereof, copies of which are attached hereto (the "Certificates"). Our opinion assumes that all representations set forth in the Documents and in the Certificates are true and correct in all material aspects as of the date hereof. In addition, our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings and
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BayBanks, Inc.

               , 1996
Page 2


interpretations thereof in force as of this date, and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

         On the basis of and subject to the foregoing, and assuming due adoption and implementation of the Agreement in accordance with its terms and consistent with the representations set out in the Documents and Certificates, we are of the opinion that for federal income tax purposes the Merger will constitute a reorganization under Section 368 of the Code and that accordingly:


                   (i) no gain or loss will be recognized by BKBC or BayBanks as a result of the Merger;

                  (ii) no gain or loss will be recognized by the stockholders of BayBanks who exchange their BayBanks Common Stock solely for BKBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BKBC Common Stock, as to which the opinion set forth in this paragraph does not apply); and

                 (iii) the tax basis of the BKBC Common Stock received by stockholders who exchange all of their BayBanks Common Stock solely for BKBC Common Stock in the Merger will be the same as the tax basis of the BayBanks Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         This opinion is being delivered to you solely for your use in connection with the referenced transaction and for such other uses to which we have given our prior written consent. It may not be relied upon by any other person, other than stockholders of BayBanks, or used for any other purpose.

                                            Very truly yours,


                                            PALMER & DODGE